Yadkin Financial Corporation Announces Third Quarter 2013 Results; Strong EPS Continues in Back Half of the Year

Third Quarter Highlights:

•	Net income available to common shareholders for the third quarter of 2013 was $4.3 million, or $0.30 per diluted share.

•	The average net interest margin for the quarter was 3.93%, an increase of 3 basis points compared to the prior quarter.

•	Total loan balances increased $18.7 million compared to the prior quarter, our second consecutive quarter of loan growth.

•	Nonperforming assets decreased for the fourth consecutive quarter, ending the quarter at 1.15% of total assets.

•
The Company continues to demonstrate a strong capital position, as evidenced by our Tier 1 leverage, Tier 1 risk-based, and total risk-based capital levels at the Bank. These ratios were 10.9%, 12.9%, and 14.2%, respectively, at September 30, 2013.

Elkin, NC - October 24, 2013 - Yadkin Financial Corporation (NASDAQ: YDKN), the holding company for Yadkin Bank, announced today financial results for the third quarter ended September 30, 2013. Net income available to common shareholders for the quarter was $4.3 million, or $0.30 per diluted share, compared to net income of $4.2 million, or $0.30 per diluted share, in the second quarter of 2013, and net loss of $81,000, or $0.01 per diluted share, in the third quarter of 2012.

Joe Towell, President and CEO of Yadkin Financial, commented, “We continue to demonstrate that 2013 is about solid profitability at Yadkin. I'm proud of our team for driving results as we work in a very competitive banking environment in the Carolinas. We continued our trends in growing loans, reducing nonperforming assets, and increasing our net interest margin. We are pleased to maintain attractive credit metrics while growing our loan portfolio, primarily in our desired categories of commercial and industrial, owner occupied real estate, and consumer.

Clearly, we have shown that our Board, management team, and employees are laser-focused on our success. We are looking forward to finishing the year strong and moving into 2014 with momentum and opportunity ahead of us. Our core bank continues to show its strengths in terms of quality loan growth and core deposit acquisition. Our mortgage and wealth management divisions continue to drive our non-interest income with their strong performances during 2013, and our focus on enhancing the customer experience has allowed us to better serve our existing customers and attract new customers.

While our industry and our economy continue to improve, we are pleased with our results through three quarters of 2013."

Third Quarter 2013 Financial Highlights

Asset Quality

The Bank's key asset quality metrics continue to be strong as we maintain a clean credit profile. First, our adversely classified items to Tier 1 capital and loan loss reserve ratio has continued to decrease, down to 22.02% at the end of the third quarter. Our nonperforming loans decreased $1.8 million compared to the prior quarter, to $17.9 million at September 30, 2013. In addition, the nonperforming loans to total loans ratio decreased to 1.33% at September 30, 2013, compared to 1.47% at June 30, 2013.

	Nonperforming Loan Analysis
	(Dollars in thousands)
	September 30, 2013		June 30, 2013
Loan Type	Outstanding Balance	% of Total Loans	Outstanding Balance	% of Total Loans
Construction/land development	$2,917	0.22%	$3,545	0.27%
Residential construction	548	0.04%	553	0.04%
HELOC	1,373	0.10%	2,003	0.15%
1-4 family residential	3,312	0.25%	2,749	0.21%
Commercial real estate	7,831	0.58%	7,739	0.58%
Commercial & industrial	1,622	0.12%	2,743	0.21%
Consumer & other	271	0.02%	366	0.03%
Total	$17,874	1.33%	$19,698	1.47%

Other real estate owned (OREO) totaled $3.0 million at September 30, 2013, a decrease of $823,000 compared to $3.8 million at June 30, 2013. Total nonperforming assets at September 30, 2013 were $20.9 million, or 1.15% of total assets, a decrease of $2.6 million from June 30, 2013.

During the third quarter of 2013, the provision for loan losses was $40,000, a decrease of $15,000 from the second quarter of 2013. This decrease is due to the continued clean credit profile of the Company and the reduction in loans moving to nonperforming and classified status. Total net charge-offs for the third quarter of 2013 were $2.0 million, or 0.58% of average loans on an annualized basis.

At September 30, 2013, the allowance for loan losses was $21.0 million, compared to $22.9 million at June 30, 2013. As a percentage of total loans held-for-investment, the allowance for loan losses was 1.58% in the third quarter of 2013, down from 1.74% in the second quarter of 2013. While credit quality has improved, the reserve remains at a robust level due to continued economic uncertainty and other external factors in our markets. Out of the $21.0 million in total allowance for loan losses at September 30, 2013, the specific allowance for impaired loans accounted for $400,000, down from $2.0 million in the second quarter. The remaining general allowance of $20.6 million attributed to unimpaired loans was down from $20.9 million at the end of the second quarter.

Net Interest Income and Net Interest Margin

Net interest income was essentially flat at $16.1 million compared to the prior quarter. Our net interest margin continued to expand with the quarterly average margin increasing 3 basis points to 3.93%, up from 3.90% at June 30, 2013. This increase in margin is due to our continued loan growth, consistent yield on loans, lower cost of deposits, and slower prepayment speeds in our securities portfolio.

In the third quarter of 2013, we continued to strategically shift our deposit mix and lower our cost of deposits. Core deposits now represent 63.3% of total deposits, our highest percentage in the last eight quarters, as we focus on core deposit growth. As a result of this strategy, our cost of deposits decreased to 0.51% for the quarter as compared to 0.55% in the second quarter of 2013.

Non-Interest Income

Non-interest income decreased $803,000 to $5.4 million in the third quarter compared to $6.2 million in the second quarter of 2013. This decrease is due primarily to a slowdown in the velocity of rate increases during the quarter, which impacts our mortgage income. This was offset by $310,000 in gains as a result of the branch sale executed during July 2013. While our mortgage portfolio is strong, income from this portfolio could moderate over the coming quarters due to anticipated trends in rate movement.

Non-Interest Expense

Non-interest expense decreased $693,000 during the third quarter, down to $14.2 million as compared to $14.8 million in the second quarter. The second quarter of 2013 included expenses related to our rebranding initiative, as well as additional fees incurred as a result of the Company's 1-for-3 reverse stock split, which caused the increase in expense during the prior quarter.

Balance Sheet and Capital

Total assets increased $11.6 million during the third quarter of 2013 as we begin to expand our loan portfolio due to our focus on quality loan growth. Total loans increased $18.7 million as compared to the prior quarter, marking our second consecutive quarter of loan growth. The decrease in total deposits of $31.8 million consisted primarily of a reduction in higher cost time deposits. Core deposits increased $4.4 million compared to the prior quarter, representing our fifth consecutive quarter of core deposit increase.

The Company's capital ratios have strengthened and continue to exceed all regulatory requirements. As of September 30, 2013, the Bank’s leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital ratio were 10.9%, 12.9%, and 14.2%, respectively. Leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital ratio were 11.1%, 13.2%, and 14.4% respectively, for the holding company as of September 30, 2013. In addition, the Company's tangible common equity to total tangible assets ratio was 8.2% at the end of the third quarter, compared to 8.0% at June 30, 2013. For capital adequacy purposes, leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital ratio must be in excess of 5.0%, 6.0%, and 10.0%, respectively, to be considered well-capitalized.

Conference Call

Yadkin Financial Corporation will host a conference call at 10:00 a.m. EST on Thursday, October 24, 2013 to discuss financial results, business highlights, and outlook. The call may be accessed by dialing 877-312-5527 at least 10 minutes prior to the call. A webcast of the call audio may be accessed at http://www.media-server.com/m/p/9y7f997f. A replay of the call will be available until October 30, 2013 by dialing 855-859-2056 or 404-537-3406 and entering Conference ID 87522497.

####

About Yadkin Financial Corporation
Yadkin Financial Corporation is the holding company for Yadkin Bank, a full-service community bank with 33 branches throughout its two regions in North Carolina and South Carolina. The Western Region serves Avery, Watauga, Ashe, Surry, Wilkes, Yadkin, Durham, and Orange Counties. The Southern Region serves Iredell, Mecklenburg, and Union Counties in North Carolina, and Cherokee and York Counties in South Carolina. The Bank provides mortgage-lending services through its mortgage division, Yadkin Mortgage, headquartered in Greensboro, NC. Securities brokerage services are provided by Yadkin Wealth, Inc., a Bank subsidiary with offices located throughout the branch network. Yadkin Financial Corporation’s website is www.yadkinbank.com. Yadkin shares are traded on NASDAQ under the symbol YDKN.

SAFE HARBOR

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. Forward looking statements generally include words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions.  These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those anticipated in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties.  For a discussion of some factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward Looking Statements” on pages 44-45 of Yadkin Financial Corporation’s quarterly report filed on Form 10-Q with the SEC for the quarter ended September 30, 2013 and in the sections entitled “Forward Looking Statements” in quarterly reports filed on Form 10-Q for the quarters ended June 30, 2013, March 31, 2013, and September 30, 2012, and in the section entitled "Risk Factors" in the annual report filed on Form 10-K for the year ended December 31, 2012. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements.

For additional information contact:

Joseph H. Towell
President and Chief Executive Officer
(704) 768-1133
joe.towell@yadkinbank.com

Jan H. Hollar
Executive Vice President and Chief Financial Officer
(704) 768-1161
jan.hollar@yadkinbank.com

Yadkin Financial Corporation
Consolidated Balance Sheets (Unaudited)
	(Amounts in thousands except share and per share data)
	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012 (a)	September 30, 2012
Assets:
Cash and due from banks	$32,417	$28,104	$22,210	$36,125	$26,048
Federal funds sold	15	50	50	50	50
Interest-earning deposits with banks	6,695	4,654	20,447	102,221	97,124

U.S. government agencies	16,536	16,625	17,232	27,527	32,869
Mortgage-backed securities	199,492	203,173	248,030	230,894	221,806
State and municipal securities	109,626	110,410	115,435	84,567	54,769
Common and preferred stocks	3,036	137	149	132	1,112
Total investment securities	328,690	330,345	380,846	343,120	310,556

Construction loans	128,951	127,564	133,200	131,981	147,408
Commercial, financial and other loans	191,874	186,965	182,268	193,810	190,294
Residential mortgages	171,747	167,784	166,565	140,931	174,728
Commercial real estate loans	616,116	604,667	596,790	617,468	615,733
Installment loans	31,450	32,133	32,037	33,426	34,216
Revolving 1-4 family loans	193,299	195,648	193,404	191,888	196,489
Total loans	1,333,437	1,314,761	1,304,264	1,309,504	1,358,868
Allowance for loan losses	(21,014)	(22,924)	(24,492)	(25,149)	(27,231)
Net loans	1,312,423	1,291,837	1,279,772	1,284,355	1,331,637
Loans held for sale	12,632	22,545	18,461	27,679	24,766
Accrued interest receivable	6,339	6,546	6,502	6,376	6,229
Bank premises and equipment	41,050	42,410	42,454	41,849	41,460
Foreclosed real estate	2,989	3,812	5,449	8,738	22,294
Non-marketable equity securities at cost	5,273	3,473	3,474	4,154	4,155
Investment in bank-owned life insurance	26,888	26,736	26,587	26,433	26,274
Core deposit intangible	2,133	2,301	2,475	2,653	2,914
Other assets	35,973	39,102	37,865	39,685	26,871
Total assets	$1,813,517	$1,801,915	$1,846,592	$1,923,438	$1,920,378

Liabilities and shareholders' equity:
Deposits:
Non-interest bearing	$266,951	$252,618	$257,388	$273,896	$256,402
NOW, savings and money market accounts	676,502	686,438	656,524	624,460	606,220
Time certificates:
$100 or more	236,787	251,168	281,652	316,146	342,356
Other	311,096	332,873	366,095	417,160	446,482
Total deposits	1,491,336	1,523,097	1,561,659	1,631,662	1,651,460

Borrowings	131,080	91,896	99,160	105,136	102,299
Accrued expenses and other liabilities	12,229	12,306	10,922	15,846	11,383
Total liabilities	1,634,645	1,627,299	1,671,741	1,752,644	1,765,142

Total shareholders' equity	178,872	174,616	174,851	170,794	155,236
Total liabilities and shareholders' equity	$1,813,517	$1,801,915	$1,846,592	$1,923,438	$1,920,378

Period end shares outstanding	14,383,986	14,383,986	14,383,884	14,383,882	6,667,896

(a) Derived from audited consolidated financial statements

Yadkin Financial Corporation
Consolidated Income Statements (Unaudited)
	Three Months Ended
	(Amounts in thousands except share and per share data)
	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012

Interest and fees on loans	$16,849	$16,950	$16,679	$17,338	$17,735
Interest on securities	1,616	1,686	1,548	1,381	1,674
Interest on federal funds sold	—	3	6	8	9
Interest-bearing deposits	5	12	42	66	28
Total interest income	18,470	18,651	18,275	18,793	19,446
Time deposits of $100 or more	877	1,009	1,352	1,346	1,762
Other deposits	1,034	1,112	1,432	2,132	2,018
Borrowed funds	423	409	439	570	477
Total interest expense	2,334	2,530	3,223	4,048	4,257
Net interest income	16,136	16,121	15,052	14,745	15,189
Provision for loan losses	40	55	237	31,554	4,251
Net interest income after provision for loan losses	16,096	16,066	14,815	(16,809)	10,938
Non-interest income:
Service charges on deposit accounts	1,336	1,317	1,269	1,398	1,319
Other service fees	1,259	1,401	927	986	857
Income on investment in bank owned life insurance	152	150	153	159	159
Mortgage banking activities	1,713	2,546	3,288	1,448	1,599
Gains on sale of securities	253	272	4	96	1,348
Other than temporary impairment of investments	—	—	(39)	(50)	—
Loss on sale of subsidiary	—	—	(1)	(1,019)	—
Loss on sale of loans	—	—	—	(2,132)	(900)
Gain on sale of branch	310	—	—	—	—
Other	358	498	56	100	283
Total non-interest income	5,381	6,184	5,657	986	4,665
Non-interest expense:
Salaries and employee benefits	7,780	7,953	7,389	6,935	6,914
Occupancy and equipment	2,001	1,951	1,815	1,562	1,794
Printing and supplies	159	150	163	157	168
Data processing	374	350	395	447	456
Communication expense	350	338	332	354	314
Advertising and marketing	348	433	256	77	103
Amortization of core deposit intangible	166	175	178	260	266
FDIC assessment expense	363	642	592	664	650
Attorney fees	90	178	90	263	311
Other professional fees	237	497	476	736	491
Loan collection expense	203	201	217	569	69
(Gain) loss on fixed assets	154	—	—	153	—
Net cost of operation of other real estate owned	93	(174)	(822)	8,136	1,322
Other	1,832	2,149	2,134	2,395	1,934
Total non-interest expense	14,150	14,843	13,215	22,708	14,792
Income (loss) before income taxes	7,327	7,407	7,257	(38,531)	811
Provision for income taxes (benefit)	2,616	2,598	2,608	(14,632)	54
Net income (loss)	4,711	4,809	4,649	(23,899)	757
Preferred stock dividend and amortization of preferred stock discount	421	590	445	1,419	838
Net income (loss) available to common shareholders	$4,290	$4,219	$4,204	$(25,318)	$(81)

Net income (loss) per common share (a)
Basic	$0.30	$0.30	$0.30	$(3.63)	$(0.01)
Diluted	$0.30	$0.30	$0.30	$(3.63)	$(0.01)

Weighted average number of shares outstanding
Basic	14,205,705	14,205,223	14,198,382	6,972,526	6,463,084
Diluted	14,249,152	14,223,604	14,200,424	6,972,526	6,463,084

(a) Net income (loss) per share for prior periods has been adjusted to reflect the 1-for-3 reverse stock split.

Yadkin Financial Corporation
(unaudited)
	At or For the Three Months Ended
	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012

Per Share Data:
Basic Earnings (Loss) per Share (8)	$0.30	$0.30	$0.30	$(3.63)	$(0.01)
Diluted Earnings (Loss) per Share (8)	0.30	0.30	0.30	(3.63)	(0.01)
Book Value per Share (8)	10.47	10.17	10.21	9.93	16.08

Selected Performance Ratios:
Return on Average Assets (annualized)	0.95%	0.93%	0.91%	(5.15)%	(0.02)%
Return on Average Equity (annualized)	9.74%	9.63%	9.94%	(53.53)%	(0.21)%
Net Interest Margin (annualized)	3.93%	3.90%	3.57%	3.28%	3.37%
Net Interest Spread (annualized)	3.80%	3.76%	3.40%	3.08%	3.19%
Non-interest Income as a % of Revenue(6)	25.05%	27.79%	27.63%	(6.23)%	29.90%
Non-interest Income as a % of Average Assets	0.30%	0.34%	0.30%	0.05%	0.24%
Non-interest Expense as a % of Average Assets	0.79%	0.82%	0.70%	1.17%	0.76%

Asset Quality:
Loans 30-89 Days Past Due (000's) (4)	$4,412	$6,493	$6,060	$14,000	$13,354
Loans Over 90 Days Past Due Still Accruing (000's)	—	—	—	—	—
Nonperforming Loans (000's)	17,874	19,698	23,712	22,817	57,053
Other Real Estate Owned (000's)	2,989	3,812	5,449	8,738	22,294
Nonperforming Assets (000's)	20,864	23,510	29,161	31,555	79,347
Accruing/Performing Troubled Debt Restructurings (000's) (5)	5,599	9,162	8,579	17,667	13,929
Nonperforming Loans to Total Loans	1.33%	1.47%	1.79%	1.71%	4.12%
Nonperforming Assets to Total Assets	1.15%	1.30%	1.58%	1.64%	4.13%
Allowance for Loan Losses to Total Loans	1.56%	1.71%	1.85%	1.88%	1.97%
Allowance for Loan Losses to Total Loans Held for Investment	1.58%	1.74%	1.88%	1.92%	2.00%
Allowance for Loan Losses to Nonperforming Loans	117.57%	116.38%	103.29%	110.22%	47.73%
Net Charge-offs/Recoveries to Average Loans (annualized)	0.58%	0.49%	0.27%	9.74%	1.66%

Capital Ratios:
Equity to Total Assets	9.86%	9.69%	9.47%	8.88%	8.08%
Tier 1 Leverage Ratio(1)	10.88%	10.30%	9.72%	8.92%	8.73%
Tier 1 Risk-based Ratio(1)	12.92%	12.49%	12.23%	11.73%	11.18%
Total Risk-based Capital Ratio(1)	14.17%	13.74%	13.49%	12.99%	12.44%

Non-GAAP Disclosures(2):
Tangible Book Value per Share	$10.32	$10.01	$10.03	$9.75	$15.64
Return on Tangible Equity (annualized) (3)	9.87%	9.76%	10.09%	(54.34)%	(0.21)%
Tangible Common Equity to Tangible Assets (3)	8.19%	8.00%	7.83%	7.30%	5.44%
Efficiency Ratio (7)	63.47%	66.55%	66.40%	88.62%	66.46%
Notes:

(1)
Tier 1 leverage, Tier 1 risk-based, and Total risk-based ratios are ratios for the bank, Yadkin Bank as reported on Consolidated Reports of Condition and Income for a Bank With Domestic Offices Only - FFIEC 041

(2)
Management uses these non-GAAP financial measures because it believes it is useful for evaluating our operations and performance over periods of time, as well as in managing and evaluating our business and in discussions about our operations and performance. Management believes these non-GAAP financial measures provides users of our financial information with a meaningful measure for assessing our financial results and credit trends, as well as comparison to financial results for prior periods. These non-GAAP financial measures should not be considered as a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled financial measures used by other companies.

(3)
Tangible Common Equity is the difference of shareholders' equity less preferred shares, less the sum of goodwill and core deposit intangible. Tangible Assets are the difference of total assets less the sum of goodwill and core deposit intangible.

(4)	Past due numbers exclude loans classified as nonperforming.

(5)	Nonperforming assets exclude accruing troubled debt restructured loans.

(6)	Ratio is calculated by taking non-interest income as a percentage of net interest income after provision for loan losses plus total non-interest income.

(7)
Efficiency ratio is calculated by taking non-interest expense less the amortization of intangibles and gains on sale of OREO, as a percentage of total taxable equivalent net interest income and non-interest income less gains on sale of securities, gains (losses) on sale of loans, gains on sale of branch and other than temporary impairment of investments.

(8)	Prior period per share amounts have been adjusted to reflect the 1-for-3 reverse stock split.

Yadkin Financial Corporation
Average Balance Sheets and Net Interest Income Analysis (Unaudited)
	Three Months Ended September 30,
	2013				2012
	(Dollars in Thousands)
	Average		Yield/		Average		Yield/
	Balance	Interest	Rate		Balance	Interest	Rate
INTEREST EARNING ASSETS
Total loans (1,2)	$1,334,620	$16,878	5.02%		$1,393,717	$17,770	5.07%
Investment securities	326,990	1,969	2.39%		355,133	1,901	2.13%
Interest-bearing deposits & federal funds sold	6,655	5	0.29%		74,243	37	0.20%
Total average earning assets (1)	1,668,265	18,852	4.48%	(6)	1,823,093	19,708	4.30%	(6)
Non-interest earning assets	125,801				129,713
Total average assets	$1,794,066				$1,952,806

INTEREST BEARING LIABILITIES
Time deposits	$561,882	$1,622	1.15%		$796,695	$3,449	1.72%
Other deposits	678,071	289	0.17%		610,286	331	0.22%
Borrowed funds	110,205	423	1.52%		113,048	477	1.68%
Total interest bearing liabilities	1,350,158	2,334	0.69%	(7)	1,520,029	4,257	1.11%	(7)

Non-interest bearing deposits	257,357				249,054
Other liabilities	11,840				28,542
Total average liabilities	1,619,355				1,797,625

Shareholders' equity	174,711				155,181
Total average liabilities and
shareholders' equity	$1,794,066				$1,952,806

NET INTEREST INCOME/
YIELD (3,4)		$16,518	3.93%			$15,451	3.37%
INTEREST SPREAD (5)			3.80%				3.19%

(1)
Yields related to securities and loans exempt from Federal income taxes are stated on a fully tax-equivalent basis, assuming a Federal income tax rate of 35%, reduced by the nondeductible portion of interest expense.

(2)	The loan average includes loans on which accrual of interest has been discontinued.

(3)	Net interest income is the difference between income from earning assets and interest expense.

(4)	Net interest yield is net interest income divided by total average earning assets.

(5)	Interest spread is the difference between the average interest rate received on earning assets and the average rate paid on interest bearing liabilities.

(6)	Interest income for 2013 and 2012 includes $64,000 and $55,000, respectively, of accretion for purchase accounting adjustments related to loans acquired in the merger with American Community.

(7)
Interest expense for 2013 and 2012 includes $9,000 and $67,000, respectively, of accretion for purchase accounting adjustments related to deposits and borrowings acquired in the merger with American Community.